Exhibit 10.6

Notice of Restricted Stock Award Grant

Participant:	<first_name> <middle_name> <last_name>

Employee ID:	<emp_id>

Company:	Visa Inc.

Notice:
You have been granted the following award of restricted shares of common stock of the Company in accordance with the terms of the Visa Inc. 2007 Equity Incentive Compensation Plan (the “Plan”) and the Restricted Stock Award Agreement (“Agreement”) attached hereto.

Type of Award:     Restricted Stock

Grant ID:	<award_id>

Grant:	Grant Date: <award_date> Number of Shares of Restricted Stock: <shares_awarded>

Period of Restriction:
The Period of Restriction applicable to those portions of the total number of Shares of your Restricted Stock listed in the schedule below shall commence on the Grant Date and shall lapse on the corresponding “Vesting Date” listed below.

Shares on Vesting Date
<vesting_schedule>

However, in the event of your termination of employment due to your death or Disability (as each of those terms are defined in the Agreement), the Period of Restriction will immediately lapse as to the full number of shares of Restricted Stock. In addition, in the event of your termination of employment due to Retirement (as defined in the Agreement), the Period of Restriction will continue to lapse according to the vesting schedule set forth above.

Acceptance:
To accept or reject your Restricted Stock award, please complete the on-line form (“Accept or Reject Your Grant”) as promptly as possible, but, in any case, within thirty (30) days after the Grant Date. Non-US based grantees must complete the on-line form as promptly as possible, but, in any case, within ninety (90) days after the Grant Date. If you accept your award or for US based grantees, you do not reject your award within thirty (30) days after the Grant Date, you will be deemed to have accepted your Restricted Stock award and agreed to the terms and conditions set forth in this Agreement, the terms and conditions of the Plan, and the Addendum with Additional Country Specific Terms and Conditions attached as Exhibit A, all of which are made part of this Agreement. Your agreement is available to you online in your Schwab Equity Award Center (EAC) account.via this link https://www.schwab.com/public/eac/home

Visa Inc.
2007 Equity Incentive Compensation Plan
Restricted Stock Award Agreement
This Restricted Stock Award Agreement (this “Agreement”) dated as of the Grant Date (the “Grant Date”) set forth in the Notice of Restricted Stock Grant attached as Schedule A hereto (the “Grant Notice”) is made between Visa Inc. (the “Company”) and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Agreement.
1.Definitions.
Capitalized terms used but not defined herein have the meaning set forth in the Visa Inc. 2007 Equity Incentive Compensation Plan (the “Plan”).
2.Grant of the Restricted Stock.
Subject to the provisions of this Agreement and the provisions of the Plan, the Company hereby grants to the Participant, pursuant to the Plan, the number of Shares of Restricted Stock set forth in the Grant Notice (the “Restricted Stock”).
3.Period of Restriction.
The Period of Restriction with respect to the Restricted Stock shall be as set forth in the Grant Notice (the “Period of Restriction”). The Participant acknowledges that prior to the expiration of the applicable portion of the Period of Restriction, the Restricted Stock may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of (whether voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy)), other than by will or the laws of descent and distribution. Upon the expiration of the applicable portion of the Period of Restriction, the restrictions set forth in this Agreement with respect to the Restricted Stock theretofore subject to such expired Period of Restriction shall lapse, except as may be provided in accordance with Section 11hereof. Notwithstanding the foregoing, prior to the expiration of the applicable portion of the Period of Restriction, the Restricted Stock may be transferred to the Participant’s former spouse pursuant to a domestic relations order which is approved by the Company in accordance with any procedures, and subject to any limitations, as the Company may prescribe and subject to applicable law.

4.Evidence of Shares; Legend.
The Participant agrees that, in the Company’s discretion, the Participant’s ownership of the Restricted Stock may be evidenced solely by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated stock transfer agent in the Participant’s name, which shall be subject to a stop transfer order consistent with this Agreement and the legend set forth in this Section 4 below.
If, however, during the Period of Restriction the Restricted Stock is evidenced by a stock certificate or certificates, registered in the Participant’s name, the Participant acknowledges that upon receipt of such stock certificate or certificates, such certificates shall bear the following legend and such other legends as may be required by law or contract:
“These shares have been issued pursuant to the Visa Inc. 2007 Equity Incentive Compensation Plan (the “Plan”) and are subject to forfeiture to Visa Inc. in accordance with the terms of the Plan and an Agreement between Visa Inc. and the person in whose name the certificate is registered. These shares may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of except in accordance with the terms of the Plan and said Agreement.”
The Participant agrees that upon receipt of any such stock certificates for the Restricted Stock the Participant shall deposit each such certificate with the Company, or such other escrow holder as the Company may appoint, together with a stock power endorsed in blank or other appropriate instrument of transfer, to be held by the Company or such escrow holder until the expiration of the applicable portion of the Period of Restriction.
Upon expiration of the applicable portion of the Period of Restriction, a certificate or certificates representing the Shares as to which the Period of Restriction has so lapsed shall be delivered to the Participant by the Company, subject to satisfaction of any tax obligations in accordance with Section 6 hereof; provided, however, that such Shares may nevertheless be evidenced on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.
5.Termination.
(a)Death and Disability. Upon Termination of the Participant due to death or disability (within the meaning of the Company’s, a Subsidiary’s or an Affiliate’s long -term disability plan under which the Participant is covered from time to time (“Disability”)), then the Period of Restriction shall immediately lapse as to the full number of Shares of Restricted Stock.
(b)Retirement. Upon Termination of the Participant at or after the earlier of (1) attainment of normal retirement eligibility under the generally applicable retirement plan of the Company, a Subsidiary or an Affiliate under which the Participant is covered in his or her home country; or (2) attainment of age sixty and five years of completed service and six months of service from the date of grant (“Retirement”), then the Period of Restriction for any Restricted Stock that remains unvested as of the date of such Termination shall continue to lapse in accordance with the vesting schedule set forth in the Grant Notice.
(c)Without Cause. Upon Termination of the Participant by the Company, a Subsidiary or an Affiliate without Cause (as defined below), whether prior to or following a Change of Control, then the Period of Restriction shall immediately lapse as to the full number of Shares of Restricted Stock. For the avoidance of doubt, Section 14.1(b) of the Plan shall not apply to the Restricted Stock to the extent such provision conflicts with this Section 5(c).
(d)Change of Control. If a Change of Control occurs, and, at any time prior to the second (2nd) anniversary of the Change of Control, the Participant incurs a Termination, either by the Company, a Subsidiary or an Affiliate without Cause (as defined below), or by the Participant for Good Reason (as defined below), then the Period of Restriction shall immediately lapse as to the full number of Shares of Restricted Stock. For the avoidance of doubt, Section 15.1(b) of the Plan shall not apply to the Restricted Stock to the extent such provision conflicts with this Section 5(d).
(e)Other Terminations. Upon Termination of the Participant for any reason other than due to death, Disability, Retirement, termination without Cause or termination for Good Reason following a Change of Control, then all Restricted Stock for which the Period of Restriction had not lapsed prior to the date of such Termination shall be immediately forfeited.
6.Taxes and Withholdings.
Upon the expiration of the applicable portion of the Period of Restriction, as of or such earlier date on which the value of any Shares of Restricted Stock first becomes includible in the Participant’s gross income for income tax purposes, any taxes of any kind required by law to be withheld with respect to such Shares shall be satisfied by the Company withholding Shares otherwise deliverable to the Participant pursuant to the Restricted Stock award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required Federal, state, local and non-United

States withholding obligations using the minimum statutory withholding rates for Federal, state, local and/or non-U.S. tax purposes, including payroll taxes, that are applicable to supplemental taxable income ), pursuant to any procedures, and subject to any limitations as the Committee may prescribe and subject to applicable law, based on the Fair Market Value of the Shares on the payment date. The Company, a Subsidiary or an Affiliate may, in the discretion of the Committee, provide for alternative arrangements to satisfy applicable tax withholding requirements in accordance with Article XVII of the Plan.
Notwithstanding the immediately preceding paragraph, in the event the Participant makes an election pursuant to Section 83(b) of the Code, or the value of any Shares of Restricted Stock otherwise becomes includible in the Participant’s gross income for income tax purposes prior to the expiration of the applicable Period of Restriction, the Participant shall pay to the Company in cash (or make other arrangements, in accordance with Article XVII of the Plan, for the satisfaction of) any taxes of any kind required by law to be withheld with respect to such Shares; provided, however, that pursuant to any procedures, and subject to any limitations as the Committee may prescribe and subject to applicable law, the Participant may elect to satisfy, in whole or in part, such withholding obligations by tendering to the Company Shares owned by the Participant (or the Participant and the Participant’s spouse jointly) and purchased or held for the requisite period of time as may be required to avoid the Company or any Subsidiary or Affiliate incurring an adverse accounting charge, based on the Fair Market Value of the Shares on the payment date as determined by the Committee. Any such election made by the Participant must be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. In the event that the Participant elects immediate Federal income taxation with respect to all or any portion of this award of Restricted Stock pursuant to Section 83(b) of the Code, the Participant agrees to deliver a copy of such election to the Company at the time such election is filed with the Internal Revenue Service.
Regardless of any action the Company, an Affiliate and /or a Subsidiary takes with respect to any or all tax withholding (including social insurance contribution obligations, if any), the Participant acknowledges that the ultimate liability for all such taxes is and remains the Participant’s responsibility (or that of the Participant’s beneficiary), and that none of the Company, an Affiliate and /or a Subsidiary: (a) makes any representations or undertakings regarding the treatment of any tax withholding in connection with any aspect of the Restricted Stock, including the grant or vesting thereof, the subsequent sale of Shares and the receipt of any dividends; or (b) commits to structure the terms of the Restricted Stock or any aspect of the Restricted Stock to reduce or eliminate the Participant’s (or his or her beneficiary’s) liability for such tax.
7.Rights as a Shareholder.
The Participant shall have all rights of a shareholder (including, without limitation, dividend and voting rights) with respect to the Restricted Stock, for record dates occurring on or after the Grant Date and prior to the date any such Shares of Restricted Stock are forfeited in accordance with this Agreement, except that any dividends or distributions paid in Shares or other securities (including, without limitation, any change in the shares of Restricted Stock pursuant to Section 4.2 of the Plan) with respect to the Restricted Stock shall, during the Period of Restriction, be deposited with the Company or any holder appointed pursuant to Section 4 hereof, together with a stock power endorsed in blank or other appropriate instrument of transfer, or credited to the Participant’s book-entry account established under Section 4 hereof, as applicable, and shall be subject to the same restrictions (including, without limitation, the Period of Restriction) as such Restricted Stock and otherwise considered to be such Restricted Stock for all purposes hereunder.
8.No Right to Continued Employment.
Neither the Restricted Stock nor any terms contained in this Agreement shall confer upon the Participant any rights or claims except in accordance with the express provisions of the Plan and this Agreement, and shall not give the Participant any express or implied right to be retained in the employment or service of the Company or any Subsidiary or Affiliate for any period or in any particular position or at any particular rate of compensation, nor restrict in any way the right of the Company or any Subsidiary or Affiliate, which right is hereby expressly reserved, to modify or terminate the Participant’s employment or service at any time for any reason. The Participant acknowledges and agrees that any right to lapse of the Period of Restriction is earned only by continuing as an employee of the Company or a Subsidiary or Affiliate at the will of the Company or such Subsidiary or Affiliate, or satisfaction of any other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired or being granted the Restricted Stock hereunder.
9.The Plan.
By accepting any benefit under this Agreement, the Participant and any person claiming under or through the Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and this Agreement and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such rules, policies and regulations as may from time to time be adopted by the Committee. The Plan and the prospectus describing the Plan can be found on the Company’s HR intranet. A paper copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s written request to the Company at 900 Metro Center Blvd., Foster City, California 94404, Attention: Stock Plan Administrator.
10.Certain Defined Terms.
For purposes of this Agreement, the following terms shall have the meanings set forth below:
(a)    “Cause” means: (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) the commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company, a Subsidiary or an Affiliate; (iii) fraud, misappropriation or embezzlement; (iv) a material breach of the Participant’s employment agreement or offer letter (if any) with the Company, a Subsidiary or an Affiliate; (v) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the Participant (other than any such failure resulting from incapacity due to physical or mental illness); provided, however, that following a Change of Control, any such failure will only serve as the basis for a termination for Cause if it is willful; or (vii) any illegal act detrimental to the Company, a Subsidiary or an Affiliate.
(b)    “Good Reason” means: (i) a diminution in the Participant’s annual base salary, annual incentive opportunity or annual long-term incentive award opportunity, as applicable, in effect immediately prior to the Change of Control l; (ii) the assignment to the Participant of any duties inconsistent with the Participant’s positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities from those in effect immediately prior to such Change of Control or any action by the Company that results in a diminution in any of the foregoing from those in effect immediately prior to such Change of Control, or (iii) the Company, a Subsidiary or an Affiliate requires the Participant to change the Participant’s principal location of work to a location that is in excess of fifty (50) miles from the location thereof immediately prior to the Change of Control. Notwithstanding the foregoing, a Termination by a Participant for Good Reason shall not have occurred unless (i) the Participant gives written notice to the Company, a Subsidiary or an Affiliate, as applicable, of Termination within thirty (30) days after the Participant first becomes aware of the occurrence of the circumstances constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and the Company, the Subsidiary or the Affiliate, as the case may be, has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason.

11.Compliance with Laws and Regulations.
(a)    The Restricted Stock and the obligation of the Company to deliver Shares hereunder shall be subject in all respects to (i) all applicable Federal and state laws, rules and regulations; and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable. Moreover, the Company shall not deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement if doing so would be contrary to applicable law. If at any time the Company determines, in its discretion, that the listing, registration or qualification of Shares upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company shall not be required to deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement unless and until such listing , registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.
(b)    It is intended that the Shares received upon expiration of the Period of Restriction shall have been registered under the Securities Act. If the Participant is an “affiliate” of the Company, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), the Participant may not sell the Shares received except in compliance with Rule 144. Certificates representing Shares issued to an “affiliate” of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the Shares as the Company deems appropriate to comply with federal and state securities laws.
(c)    If at any time the Shares are not registered under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Shares, the Participant shall execute, prior to the delivery of any Shares to the Participant by the Company pursuant to this Agreement, an agreement (in such form as the Company may specify) in which the Participant represents and warrants that the Participant is purchasing or acquiring the Shares acquired under this Agreement for the Participant’s own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Shares being offered or sold; or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto.
12.Notices.
All notices by the Participant or the Participant’s successors or permitted assigns shall be addressed to the Company at 900 Metro Center Blvd, Foster City, California 94404, Attention: Stock Plan Administration in the Benefits Department, or such other address as the Company may from time to time specify. All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Company’s records.
13.Other Plans.
The Participant acknowledges that any income derived from this Restricted Stock award shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Subsidiary or Affiliate.
14.Clawback Policy.
Notwithstanding any other provision of this Agreement to the contrary, any cash incentive compensation, Restricted Stock granted and/or Shares issued hereunder, and/or any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s Clawback Policy, as it may be amended from time to time (the “Policy”). The Participant agrees and consents to the Company’s application, implementation and enforcement of (i) the Policy or any similar policy established by the Company that may apply to the Participant and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are permitted under the Policy any similar policy (as applicable to Participant) or applicable law without further consent or action being required by you. To the extent that the terms of this Agreement and the Policy or any similar policy conflict, then the terms of such policy shall prevail.

15.Rights of Participant.
In accepting the grant, the Participant acknowledges that:
(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Agreement;
(b) the grant of Restricted Stock is voluntary and occasional and does not create any contractual or other right for the Participant or any other person to receive future grants, or benefits;
(c) all decisions with respect to any future grants will be at the sole discretion of the Company;
(d) the Restricted Stock grants do not constitute compensation of any kind for services of any kind rendered to the Company, its Affiliates and /or Subsidiaries, and are not part of the terms and conditions of the Participant’s employment;
(e) no provision of this Agreement or the Restricted Stock granted hereunder shall give the Participant any right to continue in the employ of the Company or any Affiliate or Subsidiary, create any inference as to the length of employment of the Participant, affect the right of an employer to terminate the employment of the Participant, with or without Cause, or give the Participant any right to participate in any employee welfare or benefit plan or other program (other than the Plan);
(f) if the Participant ceases to be an employee of the Company or any Affiliate or Subsidiary for any reason, the Participant shall not be entitled by way of compensation for loss of office or otherwise howsoever to any sum or other benefit to compensate the Participant for the loss of any rights under this Agreement or the Plan;
(g) notwithstanding any terms or conditions of the Plan to the contrary, in the event of termination of the Participant’s employment for any reason, the Participant’s right to receive Restricted Stock and vest in Restricted Stock under the Plan, if any, will terminate immediately on the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); and
(h) notwithstanding any provisions in this Agreement, the Restricted Stock Granted hereunder shall be subject to any special terms and conditions for Participant’s country set forth in the Addendum, attached hereto as Exhibit A. Moreover, if Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of the Award Agreement.

16.    Data Protection.
(a) The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his personal data as described in this document by and among, as applicable, the Company, its Affiliates and its Subsidiaries (“the Group”) for the exclusive purpose of implementing, administering and managing his participation in the Plan.
(b) The Participant acknowledges that the Group holds certain personal information about him, including, but not limited to, his name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, details of all Options or any other entitlement to Shares outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).
(c) The Participant acknowledges and agrees that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country of residence or elsewhere, and that the recipient’s country of residence may have different data privacy laws and protections than those of the Participant’s country. The Participants authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his participation in the Plan. The Participant understands that he may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his local human resources representative. The Participant understands, however, that refusing or withdrawing his consent may affect his ability to participate in the Plan.

Exhibit A
Country Specific Terms and Conditions

This Exhibit A includes additional terms and conditions that govern the award granted to Participant under the Plan if Participant resides in one of the countries listed below. Certain capitalized terms used but not defined in this Exhibit A have the meanings set forth in the Plan and/or award Agreement. Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently residing, the information contained herein may not be applicable to Participant.

Australia

Exercise
Notwithstanding anything set out in the Award Agreement or the Plan, prior to any Vesting Date or any Period of Restriction lapsing, in order to receive Shares, you will be required to call for (“exercise”) the applicable Restricted Stock Units or Stock Options by providing notice to Visa Inc. (further details of which may be provided to you in due course). In the absence of you providing notice to Visa Inc. within 5 business days of a Period of Restriction lapsing or a Vesting Date that you do not wish to exercise your rights under an Award, you will be deemed to have exercised your right to call for the applicable Shares which are the subject of the relevant Restricted Stock Units or Stock Options.

Visa Inc. undertakes that, unless at the time of exercise, the subject of the Restricted Stock Units or Stock Options will be in the same class as securities which have been quoted on the New York Stock Exchange throughout the period of 12 months preceding the first Vesting Date (without suspension for more than 2 trading days during that period), it will have a prospectus available in relation to the Shares which complies with Australian law.

Warning: you cannot exercise (or be deemed to have exercised) the right to acquire any Shares as a result of holding any Restricted Stock Units or Stock Options unless those Shares are in the same class as securities which have been quoted on the New York Stock Exchange throughout the period of 12 months preceding the date of exercise (without suspension for more than 2 trading days during that period).

Acceptance
Visa Inc. undertakes that it will, at any time up to and including the end of the final Vesting Date, within a reasonable period of you requesting it, provide you with information about the current share price of Visa Inc. shares and the Australian dollar equivalent of that share price. Visa Inc. also undertakes to provide a copy of the rules of the Visa Inc. 2007 Equity Incentive Compensation Plan on request. This information may be obtained by sending a written request to: Stock Plan Administrator Visa International, Level 42 AMP Centre, 50 Bridge Street, Sydney NSW 2000, Australia.

Any advice given in connection with this offer is general advice only. No financial product advice is provided in the documentation related to the Plan and nothing in the documentation should be taken to constitute a recommendation or statement of opinion that is intended to influence you in making a decision to participate in the Plan. The documentation does not take into account the objectives, financial situation or needs of any particular person. Before acting on the information contained in the documentation, or making a decision to participate in the Plan, you should seek professional advice as to whether participation in the Plan is appropriate in light of your own circumstances, including financial product advice from an independent person who is licensed by the Australian Securities and Investments Commission to give such advice.

Cash alternative
Notwithstanding anything set out in the Award Agreement, Visa Inc.’s decision to pay cash instead of delivering Shares or accrued Dividend Equivalents (or both) is entirely discretionary and may only be implemented by it if the rights in relation to such Shares have vested in accordance with the corresponding Vesting Date and have been duly exercised.

Brazil

Compliance with Laws and regulations
The Securities Act is not applicable in Brazil. Therefore, law 6404/76 Brazilian Law 6,404/1976 shall govern such provisions.

Conformidade com as leis e os regulamentos
A Securities Act não é aplicável no Brasil. Desta forma, a Lei brasileira nº. 6404/1976 regerá essas cláusulas.

Canada

No Right to Continued Employment.

This section replaces the “No Right to Continued Employment” section of the Award Agreement.

For purposes of the Plan, the Participant’s employment will be deemed to terminate on the last day of his or her active and actual employment with the Company or Associated Company, whether that date is chosen unilaterally by the Company or Associated Company or by mutual agreement and whether or not advance notice is given. For greater certainty, no period of notice that is or ought to be given under applicable law will be taken into account in determining entitlement under the Plan.

Language

The parties hereto have expressly requested that this Agreement, all documents incorporated herein by reference, any notices or other documents to be given under such Agreement, and other documents related thereto be drawn up in the English language.

Les parties aux présentes ont expressément exigé que la présente convention et tous les documents qui y sont incorporés par renvoi, ainsi que tout avis donné en vertu de ladite convention ou tout autre document qui s’y rapporte, soient rédigés en anglais.

Data Privacy Notice and Consent
Participant hereby authorizes the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. Participant further authorizes the Company and its Subsidiaries (including the Participant’s employer) to disclose and discuss such information with their advisors. Participant also authorizes the Company and its Subsidiaries (including the Participant’s employer) to record such information and to keep such information in Participant’s employee file.

Plan Participation
Participant acknowledges and agrees that his/her participation in the Plan is voluntary.

Sale or Transfer of Shares underlying the Restricted Stock Units and Options
Any sale or transfer of the Shares underlying the Restricted Stock Units and Options will require compliance with relevant securities legislation.

Chile

Neither the Company, the Stock, the Stock Options nor the Restricted Stock Units are registered in the Securities Registry nor in the Foreign Securities Registry of the Superintendencia de Valores y Seguros (SVS), and they are not subject to the control of the SVS. As the Company’s Stock, Stock Options and Restricted Stock Units are not registered, the issuer has no obligation under Chilean law to deliver public information regarding such securities in Chile. The Company’s Stock, Stock Options and Restricted Stock Units cannot be publicly offered in Chile other than to individually identified purchasers pursuant to a private offering within the meaning of article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) or unless such securities are registered with the SVS.

Ni la Compañía, sus Acciones, las Opciones ni las Unidades de Acciones Restringidas han sido registradas en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la Superintendencia de Valores y Seguros (SVS) y ninguno de ellos está sujeto a la fiscalización de la SVS. Por tratarse de valores no inscritos, el emisor de las Acciones, Opciones y Unidades de Acciones Restringidas no tiene obligación bajo la ley chilena de entregar en Chile información pública acerca de dichos valores. Las Acciones, Opciones y Unidades de Acciones Restringidas no pueden ser ofrecidas públicamente en Chile, salvo a compradores individualmente identificados en una oferta privada de conformidad al artículo 4 de la Ley de Mercado de Valores de Chile o en tanto dichos valores no se inscriban en el Registro de Valores correspondiente.

China

Foreign Exchange Registration

1)
The Participant agrees to entrust the Chinese subsidiary of the Company, and the Company agrees to cause such subsidiary, to complete the registration of the Plan with the competent branch of the PRC State Administration of Foreign Exchange (''SAFE'') as required under applicable laws and regulations.

2)
In the event that the Plan expires or otherwise terminates, the Chinese subsidiary of the Company shall, if then required, de-register the Plan with SAFE within the statutory time period pursuant to the then applicable laws and regulations (''De-registration Period''). To facilitate the de-registration procedure, the Participant may be required to sell the Shares he/she has been issued under the award pursuant to the Agreement within the De-registration Period notwithstanding any provisions under the Plan and the Agreement, and the Participant agrees that he/she will not hold the Company liable for any costs, expenses, losses, claims, liabilities and damages ("Losses") he/she may suffer as a consequence thereof or in connection therewith. To the extent that the Participant is then legally permitted to hold such Shares after the de-registration of the Plan, the Company shall not be held liable for any Losses that the Participant may suffer as a result of or in connection with the failure of the Participant to effect any cross-border transfer of cash in China with respect to the Shares.

Securities Law
This offer of any Options and the Shares to be issued pursuant to the Plan is available only to a selected pool of employees of the Company, its Subsidiaries and/or Affiliates residing in China and is not intended to be granted to 200 or more such employees and therefore will not constitute a public offer of securities under relevant PRC law and is not registrable with the China Securities Regulatory Commission. In the event that the awards are to be granted to 200 or more such employees residing in China, the approval by the China Securities Regulatory Commission may be required before the Plan can be implemented in China.

Hong Kong

Acceptance
WARNING: The contents of this Agreement have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this Agreement, you should obtain independent professional advice.

Period of Restriction; Termination
The Participant acknowledges that prior to the expiration of the applicable portion of the Period of Restriction, the Restricted Stock Units or Stock Options may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of (whether voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy)), other than by will or the laws of descent and distribution. Upon the expiration of the applicable portion of the Period of Restriction, the restrictions set forth in this Agreement with respect to the Restricted Stock Units or Stock Options theretofore subject to such expired Period of Restriction shall lapse, except as may be provided in accordance with Section 11 of the Agreement. Notwithstanding the foregoing, prior to the expiration of the applicable portion of the Period of Restriction, the Restricted Stock Units or Stock Options may be transferred to the Participant’s former spouse pursuant to a domestic relations order which is approved by the Company, in accordance with any procedures, and subject to any limitations, as the Company may prescribe and subject to applicable law.

India

Period of Restriction; Termination
The Period of Restriction with respect to the Restricted Stock Units or Stock Options shall be as set forth in the Grant Notice. Subject to the terms of the Plan and the remaining provisions of Section 4 of the Agreement, all Restricted Stock Units or Stock Options for which the Period of Restriction had not lapsed prior to the date of the Participant’s Termination shall be immediately forfeited.

Taxes and Withholdings
Regardless of any action the Company, an Affiliate and/or a Subsidiary takes with respect to any or all tax withholding (including social insurance contribution obligations, if any ), the Participant acknowledges that the ultimate liability for all such taxes (including any Fringe Benefits Taxes (“FBT”) liability incurred/paid or payable by the Company or the Participant’s employer in respect of vesting, exercise, release, cancellation, transfer of any employee stock granted by the Company or the Participant’s employer) is and remains the Participant’s responsibility (or that of the Participant’s beneficiary ), and that none of the Company, an Affiliate and/or a Subsidiary: (a) makes any representations or undertakings regarding the treatment of any tax withholding in connection with any aspect of the Restricted Stock Units or Stock Options, including the grant or vesting thereof, the subsequent sale of Shares and the receipt of any dividends; or (b) commits to structure the terms of the Restricted Stock Units or Stock Options to reduce or eliminate the Participant’s (or his or her beneficiary’s) liability for such tax.

The Participant shall pay to the Company in cash, or make other arrangements, in accordance with Section 6 of the Agreement an amount equivalent to the FBT liability payable by the Company or the Participant employer as referred to in section 6(a) above, subject to prior approval from the Reserve Bank of India, if required.

Confidentiality; Restriction on Circulation
The Participant agrees to subscribe to this Award as a result of an unsolicited private placement by the Company and not an offer to the public. This Agreement is being furnished on a strictly confidential basis for the private use of the Participant for the purpose of providing certain information for participating in this Award and may not be used for any other purpose. Any reproduction or distribution of this Agreement, in whole or in part, or the disclosure of its contents, without the prior written consent of the Company, is prohibited, and, except as may be explicitly authorized herein, the Participant shall keep confidential all information contained herein and not already in the public domain. Further, pursuant to the award Agreement, the Participant does not have a right to renounce the Award in favour of any other person, whether or not an employee of the Company.

Compliance with Laws and Regulations
The Participant represents and warrants to the Company that he/she has obtained all necessary regulatory or governmental approvals before subscribing to this Award and acknowledges that it is a condition to receive the benefits under this Agreement.

Disclaimer
The shares offered pursuant to this award Agreement are not being offered for sale or subscription but are being privately placed with a select group of participants in India chosen by management, and only such persons are entitled to subscribe to the instruments being offered pursuant to this Agreement. The shares offered pursuant to this Agreement are not being marketed or offered to public investors in India and will not be registered with and/or approved by the Securities and Exchange Board of India or any other legal or regulatory authority in India. This Agreement and all accompanying documentation may not be reproduced or used for any purpose nor be furnished to any other person other than the Participant. Each Participant, by accepting delivery of this Agreement, agrees to the foregoing and agrees to make no copies of this Agreement and/or the accompanying documentation.

Japan

Acceptance
The contents of this Agreement have not been reviewed by any regulatory authority in Japan. You are advised to exercise caution in relation to the offer in this Agreement. If you are in any doubt about any of the contents of this Agreement, you should obtain independent professional advice.

Mexico

Labor Law Policy and Acknowledgment
In accepting the grant of the Option, Participant expressly recognizes that Visa Inc., with registered offices in Foster City, California, U.S.A., is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between Participant and Visa Inc., since Participant is participating in the Plan on a wholly commercial basis and his or her sole employer is Visa International de Mexico S. A. de C. V. located at Jaime Balmes Num 8-401, Col Los Morales Polanco, Mexico City, Mexico.

Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between Participant and the Participant’s employer, and do not form part of the employment conditions and/or benefits provided by Visa (including any affiliates), and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.

Participant further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of Visa Inc.; therefore, Visa Inc. reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Visa.

Finally, Participant hereby declares that he or she does not reserve to himself or herself any action or right to bring any claim against Visa Inc. or any of its affiliates for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to Visa Inc. its affiliates, branches, representation offices, its shareholders, officers, agents, or legal representatives with respect to any claim that may arise.

Política y Reconocimiento del Derecho Laboral
Al aceptar la asignación de la Opción, el Partícipe reconoce explícitamente que Visa Inc., con sede social en Foster City, California, E.E. U.U., es el único responsable de la administración del Plan y que la participación de los Partícipes en el Plan y la adquisición de acciones no constituyen ninguna relación laboral entre el Partícipe y Visa Inc., ya que el partícipe está participando en el Plan sobre una base exclusivamente comercial y su único empleador es Visa International de México S.A. de C.V. ubicado en Jaime Balmes Núm. 8-401, Col Los Morales Polanco, Ciudad de México, México.

Con base en lo anterior, el Partícipe reconoce explícitamente que el Plan y los beneficios que puedan derivar de su participación en el Plan, no establecen ningún derecho entre el Partícipe y el empleador de los Partícipes, y no forma parte de las condiciones de empleo ni de los beneficios proporcionados por Visa (incluida cualquier filial), y toda modificación del Plan o su resolución no debería constituir un cambio o deterioro de los términos y condiciones de empleo del Partícipe.

Además el Partícipe entiende que su participación en el Plan es resultado de una decisión unilateral y discrecional de Visa Inc., por lo tanto, Visa Inc. se reserva el derecho absoluto de modificar y/o discontinuar la participación del Partícipe en cualquier momento sin responsabilidad alguna para con Visa.

Por último, el Partícipe declara que él o ella no se reserva ninguna acción o derecho para interponer una demanda contra Visa Inc. o cualquiera de sus afiliadas por cualquier indemnización por daños y perjuicios en relación con cualquier disposición del Plan o de los beneficios derivados del mismo y, en consecuencia, el Partícipe renuncia amplia y plenamente al derecho de iniciar contra Visa Inc., sus afiliadas, sucursales, oficinas de representación, accionistas, directivos, agentes o representantes legales cualquier demanda que pudiera surgir.

Russia

This Agreement is governed by the laws of the State of California and shall be deemed to have been executed there.

Настоящий Договор регулируется законодательством штата Калифорния и считаться, были казнены там.

Singapore

Securities Law Information
The grant of an Option or Restricted Stock Units is being made in reliance on Section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”), under which Visa Inc. is exempt from the prospectus registration requirements under the SFA.

Director Reporting Requirements
If Participant is a director, associate director or shadow director of a Singapore Subsidiary, Participant is subject to certain notification requirements under the Singapore Companies Act as well as the SFA. Directors must notify the Singapore Subsidiary in writing of an interest (e.g., Options, Shares) in the Singapore Subsidiary or any related corporation of the Singapore Subsidiary within two business days of (i) its acquisition or disposal of any such interest, (ii) any change in a previously disclosed interest (e.g., when the Option is exercised), or (iii) becoming a director of the Singapore Subsidiary.

Spain/España

Labor Law Acknowledgment

In accepting the Options or Restricted Stock Units, Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.

Participant understands that the Company has unilaterally, gratuitously, and discretionally decided to grant Options or Restricted Stock Units under the Plan to individuals who may be employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries on an ongoing basis. Consequently, Participant understands that the Options or Restricted Stock Unit is granted on the assumption and condition that the Options or the Shares acquired upon exercise shall not become a part of any employment contract (with either the Company or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, Participant understands that this grant would not be made to Participant but for the assumptions and conditions referred to above; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of the Options shall be null and void.

Reconocimiento de la Ley del Trabajo

Al aceptar las Opciones o Unidades Accionarias Restringidas, el Accionista reconoce que él o ella consiente su participación en el Plan y que ha recibido una copia del mismo.

El Accionista entiende que la Compañía ha decidido de modo unilateral, gratuito y discrecional otorgar Opciones o Unidades Accionarias Restringidas conforme al Plan a los individuos que podrían ser empleados de la Compañía o de sus Subsidiarias en todo el mundo. La decisión es una decisión limitada tomada con el supuesto y la condición explícita de que cualquier concesión no obligará a la Compañía o a sus Subsidiarias a cumplir económicamente o de otra manera de forma continuada. Por consiguiente, el Participante entiende que las Opciones o la Unidad Accionaria Restringida se otorga bajo el supuesto y la condición de que las Opciones o las Acciones adquiridas durante el ejercicio, no pueden convertirse en parte de ningún contrato de trabajo (ni con la Compañía ni con ninguna de sus Subsidiarias) y no deben ser consideradas bajo ningún concepto como un beneficio obligatorio, un salario con cualquier propósito (incluida la indemnización por despido), o cualquier otro derecho. Por otra parte, el Participante entiende que esta concesión no se realizaría a los Participantes que no cumplan los supuestos y condiciones mencionados anteriormente; de modo que el Participante reconoce y acepta libremente que si confunde algún supuesto o no se cumplen las condiciones por cualquier razón, cualquier concesión de las Opciones sería declarada nula.

Taiwan

Securities Law Information
This offer of the Options and the Shares to be issued pursuant to the Plan is available only for employees of the Company and its Subsidiaries. It is not a public offer of securities by a Taiwanese company; therefore, it is exempt from registration in Taiwan.

United Arab Emirates

The Plan and this Agreement are intended for distribution only to employees, directors, officers and consultants of Visa Inc. and its group for the purposes of an incentive compensation scheme.

The Plan and this Agreement are not intended to constitute an offer of securities under the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) of the United Arab Emirates or other equivalent laws, rules or regulations made by the Central Bank of the United Arab Emirates or the Emirates Securities and Commodities Authority. Nor is the Plan or this Agreement intended to constitute the carrying on or engagement in investment business or financial and investment consultation business in the United Arab Emirates under the rules and regulations made by the Central Bank of the United Arab Emirates.

Neither the Central Bank of the United Arab Emirates nor the Emirates Securities and Commodities Authority is responsible for reviewing or verifying any documents in connection with the Plan or this Agreement. Neither the Ministry of Economy nor the Dubai Department of Economic Development has approved the Plan or this Agreement or taken steps to verify the information set out in them, and has no responsibility for them.

The securities to which the Plan and this Agreement relate may be illiquid and/or subject to restrictions on their resale. Prospective recipients of the securities offered should conduct their own due diligence on the securities.

If you do not understand the contents of the Plan or this Agreement you should consult an authorized financial adviser.

The rights and benefits arising under or in connection with the Plan, this Agreement and any Shares shall be deemed not to comprise an entitlement to be satisfied upon a termination of sponsorship for labour or immigration purposes in the United Arab Emirates. Accordingly, your participation in the Plan, the making of an Award under this Agreement to you and your holding of, or any opportunity to acquire, Shares shall in no event engender the creation of any entitlement, the satisfaction of which is required, in order for your sponsorship for labour or immigration purposes in the United Arab Emirates (by or on behalf of either Visa Inc. or any member of the Visa Inc. group) to be terminated and you will promptly consent to the termination of such sponsorship irrespective of your rights and benefits (either actual or contingent) arising under or in connection with the Plan, any Award under this Agreement or any Shares.

United Kingdom

This section constitutes the UK-Sub Plan of the Visa Inc. 2007 Equity Incentive Compensation Plan (the "Plan"). The terms of Stock Options and/or Restricted Stock Units granted by the Company under the UK Sub-Plan shall be identical to the terms of Stock Options and Restricted Stock Units granted under the terms of the Plan except as set out below:

Participants
The Company may grant Stock Options or Restricted Stock Awards only to bona fide employees of a Group Company (as defined below).

Waiver of claims
By participating in the Plan, the Participant waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any past or present Group Company (as defined below) for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from the Participant ceasing to have rights under the Plan or the Agreement as a result of such termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan or Agreement, any determination by the directors pursuant to discretion contained in the Plan or the Agreement or the provisions of any statute or law relating to taxation.

Retirement
Clause 4 (c)(2) of the Stock Option Award Agreement, and any reference to "retirement" in the Plan or the Stock Option Award Agreement, shall be deemed to have been deleted.

Clause 4 (b)(2) of the Restricted Stock Unit Award Agreement, and any reference to "retirement" in the Plan or the Restricted Stock Unit Award Agreement, shall be deemed to have been deleted.

Tax withholding
This section replaces Section 6 of the Stock Option Award Agreement and Section 6 of the Restricted Stock Unit Award Agreement (Taxes and Withholdings):
Where a Tax Liability (as defined below) arises in respect of Restricted Stock Units or a Stock Option, the Participant authorises the Company, or a Subsidiary or Affiliate ("Group Company"):

1)
to retain and sell legal title to such number of Shares that would otherwise have been transferred to the Participant on the vesting or exercise of such award or any part thereof, (notwithstanding that beneficial title shall pass) that can be sold for aggregate proceeds equal to the Group Company's estimate of the amount of the Tax Liability;

2)	to deduct an amount equal to the Group Company's estimate of the Tax Liability from any cash payment made under the Plan and/or the Agreement; and/or

3)	where the amount realised under 1 or deducted under 2 (above) is insufficient to cover the full amount of the Tax Liability, to deduct any further amount as is necessary through payroll,

and in each case to apply such amount in paying the amount of the Tax Liability to the relevant revenue authority or in reimbursing the relevant Group Company for any such payment, provided that, where the amount realised or deducted is greater than the actual Tax Liability, the Group Company shall repay the excess to the Participant as soon as is reasonably practicable.
"Tax Liability" shall mean any amount of tax and/or employees' social security (or similar) contributions which any Group Company becomes liable to pay on the Participant's behalf to the revenue authorities in any jurisdiction.